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                              CONSULTING AGREEMENT

    Agreement dated as of November 30, 1998, between Guibert Englebienne ("Englebienne") and Axiom Communications Group, Inc., a New York Corporation (the "Company").

    WHEREAS, Englebienne is a consultant for the Company; and

    WHEREAS, the Company is compensating Englebienne from time to time;

    NOW THEREFORE, the parties hereto agree as follows:

    1. Acknowledgement. Englebienne understands and acknowledges that:

         (a) The Company is engaged in a continuous program of research, design, development, production, publishing, marketing and servicing with respect to its business;

         (b) Englebienne's consultancy creates a relationship of confidence and trust between Englebienne and the Company with respect to certain information applicable to the business of the Company or the business of any client, customer, or business partner of the Company, which may be made known to Englebienne by the Company or by any client, customer, or business partner of the Company, or learned by Englebienne during his period of employment.

         (c) The Company possesses and will continue to possess information that has been created, discovered or may be assigned or otherwise conveyed to the Company, which information has commercial value in the Business in which the Company is engaged and is treated by the Company as confidential.

         (d) As used herein, the period of Englebienne employment includes any time during which Englebienne is retained by the Company as a consultant pursuant to the terms of this Agreement.

    2. Commitment to Company. During the period of Englebienne's consultancy with the Company, Englebienne will devote all of his business time, energy and attention to the business

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and affairs of the Company and is reasonably necessary to fulfill his obligations hereunder.

    3. Work for Hire. Englebienne acknowledges that all right, title and interest he obtains in all works of authorship, designs, computer programs, copyrights and copyright applications, inventions, discoveries, developments, know-how, systems, processes, formulae, patent and patent applications, trade secrets, new products, internal reports and memoranda, strategies, and marketing plans conceived, devised, developed, written, reduced to practice, or otherwise created or obtained by Englebienne pursuant to this consultancy agreement for the Company (the "Intellectual Property") are regarded as "works for hire." Englebienne hereby transfers and assigns to the Company all right, title, and interest to the Intellectual Property. Promptly after Englebienne obtains knowledge of any Intellectual Property, he will disclose it to the Company. Upon request of the Company, Englebienne will execute and deliver all documents or instruments and take all other action as to the Company may deem reasonably necessary to transfer all right, title, and interest in any Intellectual Property to the Company; to vest in the Company good, valid and marketable title such Intellectual Property; to perfect, by registration or otherwise, trademark, copyright and patent protection of the company with respect to such Intellectual Property; and otherwise to protect the Company's trade secrets and proprietary interest in such Intellectual Property.

    4. Documentation.In the event of the termination of Englebienne's consultancy herein for any reason, Englebienne will deliver to the Company all documents, notes, drawings, blueprints, formulae, specifications, computer programs, data and other materials of any nature pertaining to any Intellectual Property covered by the sale of Technology Agreement and this agreement or to Englebienne's work with the Company, and will not take any of the foregoing or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.

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    5. Confidentiality. At all times, both during Englebienne's consultancy with the Company and after its termination, Englebienne will keep in strict confidence and will not disclose any confidential or proprietary information relating to the business of the Company, or any client, customer, or business partner of the Company, to any person or entity, or make use of any such confidential or proprietary information for my own purpose or for the benefit of any person or entity, except as may be necessary in the ordinary course of performing the duties as an employee of the Company.

    6. Restrictive Covenant. Englebienne hereby acknowledges and recognizes his possession of confidential information and highly competitive nature of the business of the Company. Accordingly, Englebinne hereby agrees that he will not, during the period of this agreement, and as long as Axiom is not in breach hereunder (i) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as an employer, officer, director, owner, employee, partner or other participant, (ii) assist others in engaging in any Competitive Business in the manner described in the Company or its affiliates or subsidiaries to terminate their employment with the Company or such affiliate or subsidiary or engage in any Competitive Business. "Competitive Business" means and includes the business of providing telecommunications services.

    Englebienne understands that the foregoing obligation is not meant to prevent him from earning a living or fostering his career. It does intend, however, to prevent any Competitive Business from gaining any unfair advantage from Englebienne's knowledge of confidential information.

    7. Other Agreements. Englebienne represents and warrants that his execution and delivery of this Agreement and performance of all the terms of this Agreement do not and will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or trust. Englebienne has not entered into and shall not enter into any agreement, either written or oral, in

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conflict with this Agreement. Englebienne represents that he has not brought and will not bring with him to the Company or use at the Company any materials or documents of an employer or a former employer that are not generally available to the public, unless express written authorization from such employer for their possession and use has been obtained. Englebienne also understands that he is not to breach any obligation of confidentiality that he has to any employer or former employer and agrees to fulfill all such obligations during the period of his affiliation with the Company.

    8. Obligations. Englebienne will consult for the Company for a period of two
(2) years from the date of this agreement or until May 1, 2000, whichever is later (the "Term"). During the Term, the parties agree to use the following procedures and timetable.

         (a) The Company will send via facsimile transmission, telephone, beeper or email (collectively referred to herein as, "Acceptable Channels") a request to Englebienne relating to (i) the correction of a defect in the Software (as the term is defined in the Sale of Technology Agreement signed between Axiom and Englebienne), (ii) the maintenance of the Software, (iii) the improvement or enhancement of the Software, (iv) the expansion of the Software, and/or (v) any other task relating to the Software (collectively referred to herein as "Tasks"). In the event that there is no response within one-half hour, Axiom shall send another request via an alternate mode of Acceptable Channels.

         (b) Within 45 minutes of sending through Acceptable Channels a Task, Monday through Friday, between the hours of 9 a.m. to 5 p.m. New York time, Englebienne will acknowledge receipt of said Task using any of the Acceptable Channels (the "Acknowledgement").

         (c) Within (1) business day (business day is defined as working week days excluding US banking holidays) Englebienne will make all reasonable efforts to forward to Axiom a completion schedule (the "Completion Schedule") in accordance with the following guidelines:

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         Level 1 Task
         ------------
         A function or subsystem of the Software is defective and severely restricts the ability of the company to perform its activities. Englebienne will provide corrective action or a permanent solution within two (2) business days from the date of Acknowledgement, or as soon thereafter as reasonably feasible in light of the complexity and the impact of the problem on the Company's business.

         Level 2 Task
         ------------
         A function or subsystem of the Software is defective but normal activities may be performed by using an alternative solution. Englebienne will provide corrective action or a solution within three
         (3) business days from the date of Acknowledgement, or as soon thereafter as reasonably feasible.

         Level 3 Task
         ------------
         Any task that is not a level 1 Task or level 2 Task will be completed within fifteen (15) business days, taking into account the priority of other Tasks already assigned to Englebienne and taking into consideration the fact that Englebienne can set aside up to eight (8) hours a week to complete the Manuals (as defined below). When Englebienne submits the Completion Schedule, he should take into account the scheduled completion date for prior submitted level 3 Tasks whose scheduled completion dates have been shifted due to a reprioritization of level 3 Tasks

         Level 4 Task
         ------------
         Anytime Englebienne is not working on a Level 1 through 3 Task, he will work on the completion of the Manuals (as the term is defined in paragraph 9 herein) or on the addendum's to be completed Manuals, to ensure that the Manuals are fully updated and provide detailed explanations for all enhancements, additions, changes made to the Software during the term. Such Manuals shall be deemed up to date if they contain all such items as of thirty (30) days prior to delivery of the Manuals. If the Company does not respond to Englebienne's Completion Schedule within six (6) hours of its submission, it will be deemed accepted by the Company

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    9. Manuals. Englebienne acknowledges that part of the compensation paid to him by the Company from March, 1997 through February, 1998 was to develop an Administrative System Manual detailing every aspect of the billing system, corporate database in SQL, and rate and customer accounts tables. Englebienne agrees and understands that he must complete the following manuals (the "Manuals") by the dates specified.

         (a) On or before November 1, 1998, and English version Software Manual (the "Software Manual") reasonably understandable by an entry level programmer or engineer and setting forth in detail, every aspect of the Software through October 1, 1998.

         (b) On or before January 1, 1989, an Administrative System Manual, (the "Software Manual", detailing the modifications up to 30 days prior to January 1, 1999;

         (c) Englebienne agrees to keep the manuals fully updated by the 1st day of every quarter (i.e, January 1, April 1, June 1, September 1) through the Term of this agreement.

         (d) If the completion or updating of either Manual is delayed, at any time, by more than 30 (thirty) days, Englebienne's compensation under this agreement will be withheld until the Manual(s) is/are completed.

    10. Technical Support. Englebienne will provide electronic mail and voice mail support to the Company to respond to any questions regarding the Software. Englebienne will receive, and respond via acceptable channels) to, such questions Monday through Friday (excluding National Argentina Holidays) from 9:00 a.m. to 5:00 p.m., New York time. There is no limit to the number of such questions. Englebienne agrees to respond to all such questions within 45 minutes (excluding weekends and national Argentine holidays) after Englebienne's receipt of the same. Furthermore,

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Englebienne agrees to make reasonable efforts to notify the Company of any technology upgrades or new technologies that may enhance or in anyway improve the software, and in the event the Company should purchase such software or technologies, Englebienne agrees to install said software or technologies, pursuant to paragraph 8 (c) herein.

    11. Fees and Costs.

         (a) For services provided during the Term, the Company agrees to pay Englebienne the sum of $5,000.00 per month.

         (b) Englebienne's compensation hereunder is based upon an estimated 40 hours per week required to perform the services hereunder and in completing the Manuals. The parties agree that completion of the Manuals will encompass the equivalent of one full working day per week.

         (c) Notwithstanding anything to the contrary herein, Englebienne shall be entitled to take 60 days unpaid vacation at his own expense and at his own discretion. During such vacations and at all other times, the Company agrees to make available to Englebienne at the Company's expense, international call back services to enable Englebienne to respond to emergencies and Englebienne agrees to provide a telephone number or other means of communication, at the Company's expense, so the Company can reach Englebienne while on vacation. Englebienne agress to give the Company no less than 45 days written notice of vacations or holidays. Englebienne further agrees not to take more than thirty (30) consecutive days, holidays or vacation;

         (d) The Company may terminate this agreement within 15 days notice if Englebinenne defaults on any of his obligations herein and fails to cure such default within 10 days of Company's notice of default to Englebienne. In the event of early termination of Englebienne's agreement herein, the parties herein will have no further obligations to each other, except as set forth in the Sale of Technology Agreement.

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    12. Survivability. Paragraphs 1-7 and 13 & 14 of this Agreement will survive the expiration or any termination of this Agreement.

    13. Warranty Disclaimer. Englebienne will use all reasonable commercial efforts to provide the maintenance and consulting services requested by the Company under this Agreement in a professional and workmanlike manner, but Englebienne cannot guarantee that every enhancement or modification requested by the Company, that is beyond the basic functions of the Software, will be completed. Englebienne warrants that for a period of twelve (12) months from May 1, 2000, the Software's enhancement and changes made during the Term of this agreement, are free of defects in programming and operation, shall function, if applicable, as generally set forth in Schedule A attached hereto, and are merchantable and fit for the sale, provisioning, invoicing and charging of communication services on-line.

    In the event that the Software's enhancements made during the Term of this agreement fail to perform in accordance with this warranty, the Company shall inform Englebienne of such fact and Englebienne shall provide such programming, design, and installation services as may be necessary to correct such errors, free of charge. In the event that the Software and Englebienne will return all monthly payments made up to the date the Software is returned, and neither party will have any further obligation to the other party.

    14. Limitation of Liability. The Company agrees that Englebienne's liability under this Agreement is limited to the fees paid hereunder by the Company. IN NO EVENT SHALL ENGLEBIENNE BE LIABLE TO THE COMPANY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY LOSS OR INJURY TO EARNINGS, PROFITS OR GOODWILL, OR FOR INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY THE COMPANY CAUSED DIRECTLY OR INDIRECTLY BY ANY

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BREACH OF THIS AGREEMENT OR THE PROVISION OF ANY MATERIALS OR SERVICES
HEREUNDER. THIS LIMITATION SHALL APPLY EVEN IF ENGLEBIENNE KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    15. General Provisions.

    15.1 This Agreement shall be governed by and interpreted under the laws of the State of New York without regard to its conflict of laws provisions.

    15.2 Any dispute arising out of or relating to this Agreement shall be resolved pursuant to the rules of the American Arbitration Association in New York City. The parties shall each bear equally the fees of the arbitrator. Nothing herein shall preclude either party from seeking or obtaining injunctive relief in aid or arbitration.

    15.3 No modification of this Agreement, nor any waiver of any rights, shall be effective unless assented to in writing to the party to be charged.

    15.4 The waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach of default.

    15.5 Any required notices shall be given in writing, and shall be delivered personally, electronically or by mail. Notices shall be deemed served when personally delivered or, if delivery is by mail, five (5) days after being post marked or, if delivery is electronically, when a response is received from the recipient. Notices should be sent to:

    If to Buyer:

         Christian Bardenheuer
         C/o Axiom Communications Group, Inc.
         50 Broad Street
         Suite 501
         New York, New York 10004

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    If to Seller:

         Guibert Englebienne
         Av. Colon 3366, 7th Floor
         Mar del PLATA 7600
         Argentina

    15.6 Neither party shall be liable for any loss, damage, delay or penalty resulting from acts of God or other causes beyond such party's reasonable control.

    15.7 This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the subject matter hereof.

    15.8 Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Company or Englebienne, in whole or in part, whether voluntarily or by operation of law, including by way of sale of assets, merger or consolidation, without the prior written consent of Englebienne, which consent will not be unreasonably withheld, except that Englebienne may assign his rights hereunder to a corporation or limited liability company in which he holds a controlling interest.

    This Agreement is accepted and made effective as of the date first written above.

AXIOM, INC.

By: s/ Christian Bardenheuer                By: s/ Warner Johnson
    -----------------------------               -----------------------------
       Christian Bardenheuer                       Warner Johnson


    s/ Guilbert Englebienne
    -----------------------------
       Guibert Englebienne

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                                   Schedule A

The software consists of a set of scripts and programs that enable customers and the Company to perform a set of tasks in real time.

The software allows customers on-line to:

    o    Survey country specific rates
    o Sign up new customers in real time and use the call back services immediately
    o Review call detail reports upon hanging up. (Once direct connection to the switch is established using third party software Solaris. Until then, within 24 hrs.)
    o Automatically send monthly modification of invoices to customer's via e-mail and automatically send invoices from Company's web site.

    o    Create an account for callback services, including:

         o    Validating information inputted by Customer
              -------------------------------------------
              The script includes several restrictions in order to ensure that the information provided by each new customer is valid and that it is submitted in a manner that is consistent with the standards set in the corporate database. For internal usage, the script also allows for the creation of a demonstration (demo or test) account.

         o    Obtaining credit card authorization
              -----------------------------------
              To verify each new credit card, the company uses a third party program called PCHub by Tellan Software. This program uses a conventional modem an regular telephone line to connect with the credit card bureau currently in use by the Company. PCHub currently verifies cards form Visa, MasterCard and American Express. PCHub obtains an instant authorization code, which allows the Company to charge the customer at the end of every billing cycle. The time required to obtain an authorization depends upon the availability of the line, modem and network. The system can handle multiple authorizations simultaneously by submitting the request to PCHub. These requests are managed by the PCHub.

         o    Creating customer accounts on the corporate database
              ----------------------------------------------------
              Using a third party software, Jconnect libraries form Sybase, the script, which is written in Java, seamlessly connects to the administrative database and creates a record on each new customer based upon the password, personal ad payment information provided by each customer at sign-up. Multiple users can sign-up at the same time. At the request of the Company, currently the customer is able to activate call back services for a maximum of three separate telephone numbers, however, the software is capable of being altered to activate as many separate telephone numbers as desired. Each telephone number is stored separately in the DID table in the administrative/corporate database under the customer's account number. Only the first telephone number requested by a new customer is automatically activated with a US$ 20 credit limit, (set in the credit table within the administrative/corporate

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              database) until the customer sends signed photocopy of the credit card. When the company receives the new customer's confirmation fax and credit card identification has been established, an operator activates the remaining accounts on the administrative/corporate database and the switch, and brings the credit limit to the authorized level.

         o    Activating the account on the switch to enable immediate
              access to the service
              ---------------------
              The communications switch and corporate database that is being used by the Company stores all the information relating to the customer's account number, password, return numbers and credit limits on text files and tables. This enables customers to have immediate access to the call back service. The third party switch is currently running under Unix on a different server than the Web server. In order for the script to update the switch's table with new information, it is necessary for the web server to have access via a network drive to an NFS exported subdirectory on the switch. The seller has configured the software to access the switch tables in the format and location currently in use at the Company. This format and location must remain the same in order for the system to run without further modifications. The script updated the DID table on the switch to enable the use of the first return number for which the customer required service and immediately updates the customer's credit table to include the 20 US$ credit limit.

    o    OBTAIN A CALL DETAIL REPORT
           Using a DID number and the customer's password, the software immediately initiates a Connection to the administrative/corporate database and generates within minutes a report of all calls recorded onto the database between the dates specified. The requested report is shown on the customer's Internet browser.

    o    VIEW THE MONTHLY INVOICE ONLINE
           Every four weeks, the Software automatically e-mails customers requesting to visit the Company's secure site by hyperlink. Once on this site, customers are asked to input their account number and password, and within minutes the customer can retrieve invoices in a readable format.

    o    TRIGGER A CALLBACK SERVICE THROUGH THE INTERNET
           The switch can initiate a call back session by receiving an e-mail from an existing customer, which includes in the subject the customer's DID and the number to call. Within minutes, the third party switch initiates both calls. For customers without e-mail, a page permanently resides on the Company's web site which is capable of sending the requisite e-mail on behalf of the customer after instantly verifying the customer's password and related DID.

           The Software requires the following third party software components that must be installed and correctly configured so that the software can efficiently and effectively handle signups within 3 minutes of submitted. The seller shall provide the Company with information on the hardware and software upgrades required to maintain this response time as traffic grows and the Company agrees to provide those resources.

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    o    Windows NT Server 4.0 with Internet Information Server version 4.
    o    Perl 5.0 for Win32
    o    Java 1.1.6
    o    Jconnect libraries from Sybase
    o NFS client mapping the S: drive to the directory where the switch tables resides with full access permissions.
    o PCHub software properly configured according to manufacturer specifications and merchant account, running all the time. The web server must have permission to get authorizations on this PCHub.

              The parties agree that processing times may vary negatively as a result of random external factors and that any standards specified herein can not be guaranteed to be valid at all times but in most instances.